Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. has issued an audit letter, as of December 31, 2020, of the Alliance Royalty, LLC estimates of reserves and future revenue in certain oil and gas properties located in the United States.  Netherland, Sewell & Associates, Inc. consents to the reference in Form 10-K to Netherland, Sewell & Associates, Inc.'s audit letter dated January 14, 2021, and to the incorporation by reference of our Firm's name and letter into Alliance's previously filed Registration Statements on Form S-3 (No. 333-223171) and Form S-8 (File No. 333-165168 and 333-85258).

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III
By:	C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

February 23, 2021

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